Exhibit 99.1

Company Press Release

August 16, 2024	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS SECOND QUARTER 2024 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO) today reported financial results for the company’s 12-week second quarter ended July 13, 2024.

Second Quarter Summary:

Compared to the prior year second quarter where applicable

•
Sales decreased 0.2% to $1.225 billion as positive pricing/mix was more than offset by volume declines, primarily due to business exits.
•
Net income increased 5.0% to $67.0 million, primarily due to growth in operating income, partially offset by higher net interest and income tax expense. Adjusted net income(1) increased 6.5% to $75.5 million.
•
Adjusted EBITDA(1) increased 7.8% to $143.5 million, representing 11.7% of sales, a 90-basis point increase.
•
Diluted EPS increased $0.02 to $0.32. Adjusted diluted EPS(1) increased $0.03 to $0.36.

Chairman and CEO Remarks:

“We continued to execute well in the second quarter with a solid top- and bottom-line performance,” said Ryals McMullian, chairman and CEO of Flowers Foods. “Our brands outperformed the fresh packaged bread category, growing units in tracked channels and generating leading unit and dollar share gains. Private label and away-from-home margins maintained their positive trajectory as we improved profitability in existing accounts and filled available capacity with new, higher-margin business. And savings initiatives are taking hold, driving a meaningful sequential improvement in costs.

“We are maintaining our 2024 financial outlook, which incorporates continued strong operational performance balanced with the potential impact on consumer and promotional behavior from an uncertain economic environment. We also expect full year results to benefit from new business wins and additional cost savings. Our portfolio strategy is generating improved overall performance and we expect to continue that progress through further investments in innovation and marketing. We remain committed to achieving results in line with our long-term financial targets.”

For the 52-week Fiscal 2024, the Company Expects:

•
Sales in the range of approximately $5.091 billion to $5.172 billion, representing 0.0% to 1.6% growth compared to the prior year.
•
Adjusted EBITDA(2) in the range of approximately $524 million to $553 million.
•
Adjusted diluted EPS(1) in the range of approximately $1.20 to $1.30.

The company’s outlook is based on the following assumptions:

•
Depreciation and amortization in the range of $155 million to $160 million, compared to prior guidance of $160 million to $165 million.
•
Net interest expense of approximately $20 million to $24 million, compared to prior guidance of $22 million to $26 million.
•
An effective tax rate of approximately 25%.
•
Weighted average diluted share count for the year of approximately 212.5 million shares, compared to prior guidance of approximately 213 million shares.
•
Capital expenditures in the range of $145 million to $155 million, with $3 million to $6 million related to the ERP upgrade.

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 12-Week Period Ended	For the 12-Week Period Ended
	July 13, 2024	July 15, 2023
Net income per diluted common share	$0.32	$0.30
Business process improvement costs	0.01	0.02
Impairment of assets	NM	—
Restructuring charges	0.02	0.01
Restructuring-related implementation costs	0.01	—
Acquisition-related costs	—	NM
Adjusted net income per diluted common share	$0.36	$0.33

NM - not meaningful. Certain amounts may not add due to rounding.

Consolidated Second Quarter Operating Highlights

Compared to the prior year second quarter where applicable

•
Sales decreased 0.2% to $1.225 billion. Pricing/mix(3) increased 1.0% and volume(4) declined 1.2%.
•
Branded Retail sales increased $2.3 million or 0.3% to $789.5 million due to favorable price/mix resulting from a shift in mix to more premium-priced products. Pricing/mix(3) rose 0.3% and volume(4) was flat.
•
Other sales decreased $5.4 million or 1.2% to $435.5 million due to volume declines resulting from lower margin foodservice business we exited in the second half of Fiscal 2023, partially offset by positive price/mix for non-retail sales. Pricing/mix(3) rose 1.6% and volume(4) declined 2.8%.
▪
Materials, supplies, labor, and other production costs (exclusive of depreciation and amortization) were 50.1% of sales, a 90-basis point decrease. These costs decreased as a percentage of sales due to moderating ingredient and packaging costs, improved sales price/mix, and decreased product returns. Lower production volumes, higher workforce-related and bakery maintenance costs, and increased outside purchases of product (sales with no associated ingredient costs), partially offset the overall improvement.
▪
Selling, distribution, and administrative (SD&A) expenses were 38.5% of sales, a 30-basis point decrease. SD&A decreased as a percentage of sales due to lower distributor distribution fees, marketing expense, and consulting costs, and an insurance liability claim in the prior period. These items were partially offset by increased workforce-related costs, amortization of cloud-based applications, higher rent expense, and lower scrap dough income. Excluding matters affecting comparability, adjusted SD&A expenses were 38.2% of sales, flat with the prior year period.
•
Restructuring charges were $6.8 million, or 0.6% of sales, compared to $2.5 million, or 0.2% of sales in the prior year quarter.
•
The company recognized impairments of $1.4 million, which represented 0.1% of sales, to write-off certain assets classified as held for sale that the company no longer intends to sell.
•
Depreciation and amortization (D&A) expenses were $36.8 million or 3.0% of sales, a 20-basis point increase.
•
Net interest expense increased $0.7 million primarily due to lower interest income resulting from decreases in distributor notes receivable outstanding.
•
Net income increased 5.0% to $67.0 million. Adjusted net income(1) increased 6.5% to $75.5 million.
•
Adjusted EBITDA(1) increased 7.8% to $143.5 million, representing 11.7% of sales, a 90-basis point increase.

Cash Flow, Capital Allocation, and Capital Return

Year-to-date, through the second quarter of fiscal 2024, cash flow from operating activities increased $39.5 million to $168.4 million, capital expenditures decreased $7.1 million to $61.3 million, and dividends paid to shareholders increased $3.8 million to $101.9 million. Cash and cash equivalents were $6.9 million at quarter end.

(1)
Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release. Earnings are net income. EBITDA and Adjusted EBITDA are reconciled to net income.
(2)
No reconciliation of the forecasted range for adjusted EBITDA to net income for the 52-week Fiscal 2024 is included in this press release because the company is unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliation would imply a degree of precision that would be confusing or misleading to investors.
(3)
Calculated as (current year period units X change in price per unit) / prior year period sales dollars
(4)
Calculated as (prior year period price per unit X change in units) / prior year period sales dollars

Pre-Recorded Management Remarks and Question and Answer Webcast

In conjunction with this release, pre-recorded management remarks and a supporting slide presentation will be posted to the Flowers Foods website. The company will host a live question and answer webcast at 8:30 a.m. (Eastern) on August 16, 2024. The pre-recorded remarks and webcast will be archived on the investors page of flowersfoods.com.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2023 sales of $5.1 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: InvestorRelations@flocorp.com

Media Contact: http://flowersfoods.com/contact/

Forward-Looking Statements

Statements contained in this press release and certain other written or oral statements made from time to time by Flowers Foods, Inc. (the “company”, “Flowers Foods”, “Flowers”, “us”, “we”, or “our”) and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our business and our future financial condition and results of operations and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in our Annual Report on Form 10-K for the year ended December 30, 2023 (the “Form 10-K”) and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and may include, but are not limited to, (a) unexpected changes in any of the following: (1) general economic and business conditions; (2) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (3) interest rates and other terms available to us on our borrowings; (4) supply chain conditions and any related impact on energy and raw materials costs and availability and hedging counter-party risks; (5) relationships with or increased costs related to our employees and third-party service providers; (6) laws and regulations (including environmental and health-related issues); and (7) accounting standards or tax rates in the markets in which we operate, (b) the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products, (c) changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward less expensive store branded products, (d) the level of success we achieve in developing and introducing new products and entering new markets, (e) our ability to implement new technology and customer requirements as required, (f) our ability to operate existing, and any new, manufacturing lines according to schedule, (g) our ability to implement and achieve our corporate responsibility goals in accordance with regulatory requirements and expectations of stakeholders, suppliers, and customers; (h) our ability to execute our business strategies which may involve, among other things, (1) the ability to realize the intended benefits of completed, planned or contemplated acquisitions, dispositions or joint ventures, (2) the deployment of new systems (e.g., our enterprise resource planning ("ERP") system), distribution channels and technology, and (3) an enhanced organizational structure (e.g., our sales and supply chain reorganization), (i) consolidation within the baking industry and related industries, (j) changes in pricing, customer and consumer reaction to pricing actions (including decreased volumes), and the pricing environment among competitors within the industry, (k) our ability to adjust pricing to offset, or partially offset, inflationary pressure on the cost of our products, including ingredient and packaging costs; (l) disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body that could affect the independent contractor classifications of the independent distributor partners, and changes to our direct-store-delivery distribution model in California, (m) increasing legal complexity and legal proceedings that we are or may become subject to, (n) labor shortages and turnover or increases in employee and employee-related costs, (o) the credit, business, and legal risks associated with independent distributor partners and customers, which operate in the highly competitive retail food and foodservice industries, (p) any business disruptions due to political instability, pandemics, armed hostilities (including the ongoing conflict between Russia and Ukraine and the conflict in the Middle East), incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events, (q) the failure of our information technology systems to perform adequately, including any interruptions, intrusions, cyber-attacks or security breaches of such systems or risks associated with the implementation of the upgrade of our ERP system; and (r) the potential impact of climate change on the company, including physical and transition risks, availability or restriction of resources, higher regulatory and compliance costs, reputational risks, and availability of capital on attractive terms. The foregoing list of important factors does not include all such factors, nor does it necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the company. Refer to Part I, Item 1A., Risk Factors, of the Form 10-K, Part II, Item 1A., Risk Factors, of the Form 10-Q for the quarter ended July 13, 2024 and subsequent filings with the SEC for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), and gross margin excluding depreciation and amortization. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Earnings are net income. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense and adjusted SD&A, respectively, to exclude additional costs that the company considers important to present to investors to increase the investors’ insights about the company’s core operations. These costs include, but are not limited to, the costs of closing a plant or costs associated with acquisition-related activities, restructuring activities, certain impairment charges, legal settlements, costs to implement an enterprise resource planning system and enhance bakery digital capabilities (business process improvement costs) to provide investors direct insight into these costs, and other costs impacting past and future comparability. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges. Adjusted EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan (Amended and Restated Effective May 25, 2023).

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	July 13, 2024	December 30, 2023
Assets
Cash and cash equivalents	$6,866	$22,527
Other current assets	680,906	655,422
Property, plant and equipment, net	955,266	962,981
Right-of-use leases, net	295,942	276,864
Distributor notes receivable (1)	128,224	133,335
Other assets	40,198	40,286
Cost in excess of net tangible assets, net	1,320,659	1,335,538
Total assets	$3,428,061	$3,426,953
Liabilities and Stockholders’ Equity
Current liabilities	$529,358	$611,546
Long-term debt	1,068,844	1,048,144
Right-of-use lease liabilities (2)	304,125	284,501
Other liabilities	141,326	130,980
Stockholders’ equity	1,384,408	1,351,782
Total liabilities and stockholders’ equity	$3,428,061	$3,426,953

(1) Includes current portion of $14,995 and $9,764, respectively.

(2) Includes current portion of $60,139 and $47,606, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 13, 2024	July 15, 2023	July 13, 2024	July 15, 2023
Sales	$1,224,983	$1,228,050	$2,801,801	$2,762,543
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	613,362	626,097	1,410,548	1,426,949
Selling, distribution, and administrative expenses	471,400	475,916	1,096,651	1,067,859
Restructuring charges	6,805	2,499	7,403	6,694
Impairment of assets	1,377	—	5,377	—
Depreciation and amortization expense	36,827	34,984	85,062	78,719
Income from operations	95,212	88,554	196,760	182,322
Other pension benefit	(118)	(62)	(276)	(145)
Interest expense, net	4,908	4,251	10,519	8,137
Income before income taxes	90,422	84,365	186,517	174,330
Income tax expense	23,455	20,605	46,507	39,860
Net income	$66,967	$63,760	$140,010	$134,470
Net income per diluted common share	$0.32	$0.30	$0.66	$0.63
Diluted weighted average shares outstanding	212,315	213,009	212,199	213,538

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 13, 2024	July 15, 2023	July 13, 2024	July 15, 2023
Cash flows from operating activities:
Net income	$66,967	$63,760	$140,010	$134,470
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	46,349	42,381	124,570	105,356
Changes in assets and liabilities	(50,044)	(35,186)	(96,159)	(110,919)
Net cash provided by operating activities	63,272	70,955	168,421	128,907
Cash flows from investing activities:
Purchase of property, plant and equipment	(27,919)	(34,427)	(61,251)	(68,385)
Proceeds from sale of property, plant and equipment	749	679	809	775
Acquisition of business	—	(4,304)	—	(274,755)
Investment in unconsolidated affiliate	—	(1,981)	—	(1,981)
Other	(13,408)	2,871	(16,063)	5,977
Net cash disbursed for investing activities	(40,578)	(37,162)	(76,505)	(338,369)
Cash flows from financing activities:
Dividends paid	(50,840)	(49,023)	(101,946)	(98,123)
Stock repurchases	(13,824)	(15,263)	(22,703)	(26,244)
Net change in debt borrowings	25,000	11,000	20,000	182,000
Payments on financing leases	(74)	(453)	(169)	(1,052)
Other	8,092	3,937	(2,759)	(542)
Net cash (disbursed for) provided by financing activities	(31,646)	(49,802)	(107,577)	56,039
Net decrease in cash and cash equivalents	(8,952)	(16,009)	(15,661)	(153,423)
Cash and cash equivalents at beginning of period	15,818	27,720	22,527	165,134
Cash and cash equivalents at end of period	$6,866	$11,711	$6,866	$11,711

Flowers Foods, Inc.

Sales by Sales Class and Sales Bridge

(000’s omitted)

Sales by Sales Class

Sales by Sales Class	For the 12-Week Period Ended	For the 12-Week Period Ended
	July 13, 2024	July 15, 2023	$ Change	% Change
Branded Retail	$789,520	$787,230	$2,290	0.3%
Other	435,463	440,820	(5,357)	(1.2)%
Total Sales	$1,224,983	$1,228,050	$(3,067)	(0.2)%

Sales by Sales Class	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 13, 2024	July 15, 2023	$ Change	% Change
Branded Retail	$1,804,387	$1,767,734	$36,653	2.1%
Other	997,414	994,809	2,605	0.3%
Total Sales	$2,801,801	$2,762,543	$39,258	1.4%

Sales Bridge

For the 12-week period ended July 13, 2024	Branded Retail	Other	Total
Pricing/mix*	0.3%	1.6%	1.0%
Volume*	(0.0)%	(2.8)%	(1.2)%
Total percentage point change in sales	0.3%	(1.2)%	(0.2)%

For the 28-week period ended July 13, 2024	Branded Retail	Other	Total
Pricing/mix*	1.6%	2.6%	2.1%
Volume*	0.1%	(2.5)%	(1.0)%
Acquisition until cycled on February 17, 2024	0.4%	0.2%	0.3%
Total percentage point change in sales	2.1%	0.3%	1.4%

* Computations above are calculated as follows (the Total column is consolidated and is not adding the Branded Retail and Other columns):
Price/Mix $ = Current year period units × change in price per unit
Price/Mix % = Price/Mix $ ÷ Prior year period Sales $

Volume $ = Prior year period price per unit × change in units
Volume % = Volume $ ÷ Prior year period Sales $

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 13, 2024	July 15, 2023	July 13, 2024	July 15, 2023
Net income per diluted common share	$0.32	$0.30	$0.66	$0.63
Business process improvement costs	0.01	0.02	0.02	0.05
Impairment of assets	NM	—	0.02	—
Restructuring charges	0.02	0.01	0.03	0.02
Restructuring-related implementation costs	0.01	—	0.01	—
Acquisition-related costs	—	NM	—	0.01
Adjusted net income per diluted common share	$0.36	$0.33	$0.73	$0.71
NM - not meaningful.
Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 13, 2024	July 15, 2023	July 13, 2024	July 15, 2023
Sales	$1,224,983	$1,228,050	$2,801,801	$2,762,543
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	613,362	626,097	1,410,548	1,426,949
Gross margin excluding depreciation and amortization	611,621	601,953	1,391,253	1,335,594
Less depreciation and amortization for production activities	20,314	19,259	46,667	43,707
Gross margin	$591,307	$582,694	$1,344,586	$1,291,887
Depreciation and amortization for production activities	$20,314	$19,259	$46,667	$43,707
Depreciation and amortization for selling, distribution, and administrative activities	16,513	15,725	38,395	35,012
Total depreciation and amortization	$36,827	$34,984	$85,062	$78,719

	Reconciliation of Selling, Distribution, and Administrative Expenses to Adjusted SD&A
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 13, 2024	July 15, 2023	July 13, 2024	July 15, 2023
Selling, distribution, and administrative expenses (SD&A)	$471,400	$475,916	$1,096,651	$1,067,859
Business process improvement costs	(1,606)	(6,588)	(5,289)	(12,807)
Restructuring-related implementation costs	(1,635)	—	(2,979)	—
Acquisition-related costs	—	(489)	—	(3,712)
Adjusted SD&A	$468,159	$468,839	$1,088,383	$1,051,340

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 13, 2024	July 15, 2023	July 13, 2024	July 15, 2023
Net income	$66,967	$63,760	$140,010	$134,470
Income tax expense	23,455	20,605	46,507	39,860
Interest expense, net	4,908	4,251	10,519	8,137
Depreciation and amortization	36,827	34,984	85,062	78,719
EBITDA	132,157	123,600	282,098	261,186
Other pension benefit	(118)	(62)	(276)	(145)
Business process improvement costs	1,606	6,588	5,289	12,807
Impairment of assets	1,377	—	5,377	—
Restructuring charges	6,805	2,499	7,403	6,694
Restructuring-related implementation costs	1,635	—	2,979	—
Acquisition-related costs	—	489	—	3,712
Adjusted EBITDA	$143,462	$133,114	$302,870	$284,254
Sales	$1,224,983	$1,228,050	$2,801,801	$2,762,543
Adjusted EBITDA margin	11.7%	10.8%	10.8%	10.3%

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 13, 2024	July 15, 2023	July 13, 2024	July 15, 2023
Income tax expense	$23,455	$20,605	$46,507	$39,860
Tax impact of:
Business process improvement costs	401	1,647	1,322	3,202
Impairment of assets	344	—	1,344	—
Restructuring charges	1,701	624	1,851	1,673
Restructuring-related implementation costs	409	—	745	—
Acquisition-related costs	—	122	—	928
Adjusted income tax expense	$26,310	$22,998	$51,769	$45,663

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to Adjusted Net Income
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 13, 2024	July 15, 2023	July 13, 2024	July 15, 2023
Net income	$66,967	$63,760	$140,010	$134,470
Business process improvement costs	1,205	4,941	3,967	9,605
Impairment of assets	1,033	—	4,033	—
Restructuring charges	5,104	1,875	5,552	5,021
Restructuring-related implementation costs	1,226	—	2,234	—
Acquisition-related costs	—	367	—	2,784
Adjusted net income	$75,535	$70,943	$155,796	$151,880

	Reconciliation of Earnings per Share - Full Year Fiscal 2024 Guidance
	Range Estimate
Net income per diluted common share	$1.12	to	$1.22
Business process improvement costs	0.02		0.02
Impairment of assets	0.02		0.02
Restructuring charges	0.03		0.03
Restructuring-related implementation costs	0.01		0.01
Adjusted net income per diluted common share	$1.20	to	$1.30
NM - not meaningful.
Certain amounts may not add due to rounding.